EXHIBIT 99
                                   ----------

January 25, 2005

FOR IMMEDIATE RELEASE:


CONTACT:
     Trent Troyer, President
     FFD Financial Corporation
     321 North Wooster Avenue
     Dover, Ohio 44622-0038
     (330) 364-7777

        FFD Financial Corporation Reports Net Earnings For The Three- and
                    Six-Month Periods Ended December 31, 2004

DOVER, OHIO - FFD Financial Corporation, parent company of First Federal Community Bank, reported net earnings for the quarter ended December 31, 2004, of $170,000, or diluted earnings per share of $.15, compared to $185,000, or $.15 per diluted share of net earnings reported for the comparable 2003 quarter. The decrease in net earnings for the current quarter resulted from a $107,000 increase in general, administrative and other expenses, a $31,000 decrease in other income, and a $4,000 increase in the provision for loan losses, which were partially offset by a $120,000 increase in net interest income and a $7,000 decrease in federal income tax expense.

Net earnings reported for the six months ended December 31, 2004, were $374,000, or diluted earnings per share of $.32, an increase of $13,000 from the $361,000, or $.30 per diluted share, of net earnings reported for the comparable six-month period in 2003. The increase in net earnings for the six-month period resulted from a $211,000 increase in net interest income, which was substantially offset by a $144,000 increase in general, administrative and other expenses, a $43,000 decrease in other income, a $4,000 increase in the provision for loan losses and a $7,000 increase in federal income tax expense.

The increase in general, administrative and other expenses related primarily to increases in salaries and employee benefits and a decrease in deferred loan origination costs related to the reduction in the number of mortgage loans originated. The decrease in other income resulted from a $123,000 net decrease in mortgage servicing rights income and was partially offset by an increase of $20,000 in gain on the sale of loans in the secondary mortgage market.

FFD Financial Corporation reported total assets of $138.4 million at December 31, 2004, an increase of 1.8% over the June 30, 2004 balance of $135.9 million. Loans receivable increased by 4.0% from the June 30, 2004 balance of $114.5 million to $119.1 million at December 31, 2004. Total liabilities of FFD Financial Corporation increased by 2.0% from the June 30, 2004 balance of $119.2 million to $121.5 million at December 31, 2004, and included deposits of $108.1 million, representing an increase of 2.5% over the June 30, 2004 balance of $105.4 million. Shareholders' equity amounted to $16.9 million at December 31, 2004.

FFD Financial Corporation is traded on the NASDAQ SmallCap Market under the symbol FFDF. First Federal Community Bank has offices in downtown Dover, downtown New Philadelphia, and on the Boulevard in Dover. The company maintains an interactive web site at www.onlinefirstfed.com .
                           ----------------------

                            FFD Financial Corporation
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)




                                                           December 31,       June 30,
         ASSETS                                               2004              2004
                                                           (unaudited)
Cash and cash equivalents                                   $  9,098         $ 10,820
Investment securities                                          4,487            4,402
Mortgage-backed securities                                       811            1,025
Loans receivable                                             119,072          114,505
Other assets                                                   4,926            5,140
                                                            --------         --------

         Total assets                                       $138,394         $135,892
                                                            ========         ========

         LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits $ 108,096                                          $105,446
Borrowings                                                    12,546           12,669
Other liabilities                                                844            1,039
         Total liabilities                                   121,486          119,154

Shareholders' equity                                          16,908           16,738
                                                            --------         --------

         Total liabilities and shareholders' equity         $138,394         $135,892
                                                            ========         ========



                            FFD Financial Corporation
                            -------------------------
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)



                                                   Six months ended       Three months ended
                                                     December 31,            December 31,
                                                   2004        2003        2004        2003

Total interest income                             $3,301      $3,200      $1,689      $1,608

Total interest expense                             1,180       1,290         600         639
                                                  ------      ------      ------      ------

         Net interest income                       2,121       1,910       1,089         969

Provision for losses on loans                          4           0           4           0
                                                  ------      ------      ------      ------

         Net interest income after provision
           for losses on loans                     2,117       1,910       1,085         969

Other income                                         318         361         154         185

General, administrative and other expense          1,868       1,724         981         874
                                                  ------      ------      ------      ------

         Earnings before income taxes                567         547         258         280

Federal income taxes                                 193         186          88          95
                                                  ------      ------      ------      ------

         NET EARNINGS                             $  374      $  361      $  170      $  185
                                                  ======      ======      ======      ======

         EARNINGS PER SHARE
           Basic                                  $  .33      $  .31      $  .15      $  .16
                                                  ======      ======      ======      ======

           Diluted                                $  .32      $  .30      $  .15      $  .15
                                                  ======      ======      ======      ======
